Exhibit 99.1

BOSTON (Dow Jones)--A lifetime without cavities after a painless, five-minute visit with the dentist probably sounds too good to be true.

But Oragenics Inc. (V.ORA) thinks its oral rinse can make that a reality.

At the root of the Alachua, Fla., company's product is a benign strain of Streptococcus Mutans, a bacterium that is a major culprit in cavities.

Strep M, as it's known among scientists, breaks down sugar into a lactic acid that helps it attach to the sides of teeth. Oragenics' genetically engineered version of Strep M is like a benevolent twin: it acts like Strep M except it doesn't turn sugar into lactic acid. Further, Oragenics' version overwhelms the bad version and takes over its space, denying its ability to create cavities.

"It is a very clever idea and there is evidence in the laboratory of it being successful and in cases with animals of it being successful," said Dr. Dennis Mangan, chief of the infectious diseases and immunity branch of the National Institute of Dental and Craniofacial Research, which is part of the National Institutes of Health. "So now the question is will it be able to do it in the oral cavity of humans."

That question likely won't stand too long, as Oragenics has just finished preclinical studies and recently submitted an investigational new drug application to the Food and Drug Administration.

"We're hoping to get a date to start human trials at the beginning of next year," said Dr. Jeffrey Hillman, a Harvard-trained microbiologist and dentist who founded Oragenics in 1996, after 25 years of research into the DNA technology that underlies the company's patented "replacement therapy."

Hillman said he envisions the final product for use in humans as a liquid that a dentist would spray on a patient's teeth. The whole procedure, which could be done on adults or children as young as two years old, would take little more than five minutes, concluding with the traditional rinse and spit, he said.

Then, in a delicious twist on typical dental care, the dentist would tell the patient to "go home and eat something sugary," because it helps Oragenics' strain of Strep M to colonize, Hillman said.

Hillman thinks the result might be lifelong cavity protection, with little or no risk of side effects because the product is a strain of bacteria that occurs naturally in the human body.

"If it does pan out then it would change greatly the way dentistry is practiced," said Dr. Kenneth Burrell, senior director for the American Dental Association's Council on Scientific Affairs.

But Burrell, who said he heard Dr. Hillman speak at a professional conference, says he'll await the completion of the FDA clinical trials before passing judgment.

Dr. Walter Bretz, PhD., a professor at the University of Pittsburgh's School of Dental Medicine and an oral microbiologist, who said he has seen a limited amount of data on Hillman's work, also lauds the effort but says it won't likely be a panacea for cavity prevention.

"It's a very good approach but keep in mind that although Strep Mutans are responsible for most of the decay there are other (bacteria)" that produce cavities. So people could still get cavities, though perhaps not as often, he said.

One issue that needs to be considered is whether eliminating one strain of bad bacteria opens the way for growth of other cavity-causing strains, Bretz said. If that's the case, he said, it's worth considering whether the same technique Oragenics used to create a new strain of Strep M can be used to block these new, bad bacteria.

Bretz said he is not aware of any other scientists working on a technology similar to that developed by Oragenics.

Oragenics Chief Executive Mento "Chuck" Soponis said the company hopes to have a product on the market by 2008. He said the company thinks people will be willing to pay about $300 to $400 for the treatment. It's unclear whether insurance companies would cover it, but Soponis says it would offer potential long-term cost savings.

Soponis said the company is already getting feedback that it could be a blockbuster for the industry and a few large pharmaceutical companies have made inquiries to see if Oragenics wants to partner in some kind of marketing agreement.

Soponis said dentists in focus groups have said they would be likely to embrace replacement therapy as another weapon in the war on oral disease, rather than viewing it as a threat to their business of treating cavities. "Over 50% of dentists said they would use it immediately," he said, while other dentists said they would consider it after seeing the results over a few years.

The ADA's Burrell also said that even though it could change dentist's practices, replacement therapy is certainly not a threat to the profession because change would come gradually. And freedom from the standard "drill-and-fill" procedure would give dentists more time to address other serious oral maladies, such as periodontal disease. "That won't go away because of this."

Burrell noted that dentists backed the use of fluoride in the public water supply decades ago and improved toothpastes and other products that contribute to dental health. Further, the growing demand for cosmetic dentistry - everything from adult braces to tooth whitening - will keep dental practices busy.